Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-1 of Methes Energies International Ltd. (the “Company”) of our report dated February 20, 2013, relating to the consolidated financial statements for the years ended November 30, 2012 and 2011 of the Company (which report expresses an unqualified opinion on the financial statements) included in the Company’s Annual Report on Form 10-K for the year ended November 30, 2012. We also consent to the reference to our firm under the heading “Interests of Named Experts and Counsel” in the prospectus which is part of this registration statement on S-1.

/s/ MSCM LLP

Toronto, Ontario
April 15, 2013